UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2011

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code)  (877) 848-3866

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On May 13, 2011, Lions Gate Entertainment Inc. (the “Issuer”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (“Lions Gate”), issued approximately $200.0 million aggregate principal amount of senior secured second-priority notes due 2016 (the “Notes”) that mature on November 1, 2016, pursuant to a supplemental indenture dated as of May 13, 2011 (the “Supplemental Indenture”) to the indenture dated as of October 21, 2009 (the “Indenture”), among the Issuer, Lions Gate, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee.  The Issuer had issued $236.0 million aggregate principal amount of 10.25% senior secured second priority notes due 2016 (the “Existing Notes”) under the Indenture on October 21, 2009.

The Supplemental Indenture amends the Indenture to, among other things, enable the Issuer to issue additional notes having the same terms as the Existing Notes, except for the issue date, issue price and first interest payment, in an aggregate principal amount of up to $200.0 million.

The Supplemental Indenture was entered into following receipt of the requisite consents from the holders of the Existing Notes pursuant to the previously announced consent solicitation from holders of the Existing Notes to effect certain proposed amendments to the Indenture to permit the issuance of the Notes under the Indenture.  The consent solicitation expired at 5:00 p.m., New York City time on May 12, 2011.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03                     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 13, 2011, the Issuer issued the Notes in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.  The Notes will be consolidated with and form a single class with the Existing Notes and have the same terms as to status, redemption, collateral and otherwise (other than issue date, price and first interest payment date) as the Existing Notes. The Notes were sold at 102.219% of the principal amount plus accrued interest thereon from May 1, 2011, resulting in gross proceeds of approximately $204.4 million and net proceeds of approximately $197.2 million after certain transaction costs. The net proceeds will be used by the Issuer to repay borrowings under its senior secured credit facility and for other general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the Notes will not have the benefit of exchange or registration rights.

Interest. The Notes will begin to accrue interest at a rate of 10.25% per annum from May 1, 2011 and will be payable semiannually on May 1 and November 1 of each year, commencing on November 1, 2011.  The Notes will mature on November 1, 2016.

Guarantee. Lions Gate and the restricted subsidiaries of the Issuer that guarantee any indebtedness of the Issuer or any other guarantor will guarantee on a senior secured basis the Issuer’s obligations under the Notes. In addition, all first-tier subsidiaries of Lions Gate (other than the Issuer) that guarantee any indebtedness or guarantees of indebtedness of the Issuer or any other guarantor will guarantee on a senior basis Lions Gate’s guarantee of the Notes.

Security Interest and Ranking.  The Notes and the guarantees are secured by junior liens on substantially all of the Issuer’s and the guarantors’ tangible and intangible personal property, subject to certain exceptions and permitted liens.  The Notes and guarantees are (a) senior in right of payment to all of the Issuer’s and the guarantors’ respective existing and future debt that is subordinated to the Notes or guarantees, as the case may be, (b) rank equally in right of payment with all of the Issuer’s and the guarantors’ respective existing and future debt that is not subordinated to the Notes or guarantees, (c) together with the debt under the Issuer’s senior secured credit facility and any other secured debt, effectively be senior to all of the Issuer’s and the guarantors’ respective unsecured debt to the extent of the value of the collateral, (d) effectively junior to the Issuer’s and the guarantors’ respective debt that is either (i) secured by first-priority or other senior lien on the collateral, including debt under the Issuer’s senior secured credit facility or (ii) debt secured by assets that are not part of the collateral, in each case, to the extent of the value of the assets securing such indebtedness, and (e) structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Issuer’s and Lions Gate’s subsidiaries that do not guarantee the Notes or Lions Gate’s guarantee of the Notes.

Optional Redemption.  The Notes are redeemable at the Issuer’s option, in whole or in part, at any time on or after November 1, 2013, at certain specified redemption prices. At any time prior to November 1, 2012, the Issuer may redeem up to 35% of the original principal amount of the Notes (including the Existing Notes) with the net cash proceeds of one or more equity offerings of the Issuer’s common shares by the Issuer, or with the net cash proceeds contributed to the Issuer as common equity capital from one or more equity offerings of common shares by Lions Gate, at a redemption price of 110.25% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of the redemption.  At any time prior to November 1, 2013, the Issuer may also redeem the Notes, in whole but not in part, at a price equal to 100% of the principal amount of the Notes, plus a ‘‘make-whole’’ premium, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control. The occurrence of a change of control will be a triggering event requiring the Issuer to offer to purchase from holders some or all of the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions will be triggering events that may require the Issuer to use the excess proceeds from such dispositions to make an offer to purchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any to the date of purchase if certain conditions are met.

Other Covenants. The Indenture contains customary covenants that will limit the Issuer’s ability and the ability of the subsidiary guarantors to, among other things: (i) incur, assume or guarantee additional indebtedness, (ii) issue redeemable stock and preferred shares; (iii) pay dividends or distributions or redeem or repurchase capital stock; (iv) prepay, redeem or repurchase debt that is junior in right of payment to the Notes; (v) make loans or investments; (vi) incur liens; (vii) engage in sale/leaseback transactions; (viii) restrict dividends, loans or asset transfers from their subsidiaries; (ix) sell or otherwise dispose of assets, including capital stock of subsidiaries; (x) consolidate or merge with or into, or sell substantially all of its assets to, another person; (xi) enter into transactions with affiliates; and (xii) enter into new lines of business. All of these covenants are subject to a number of important qualifications and exceptions under the Indenture. In addition, if and for so long as the Notes have an investment grade rating from both Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. and no default under the Indenture has occurred, certain of the covenants listed above will be suspended.

Events of Default. The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes may become due and payable immediately.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
4.1	Supplemental Indenture dated May 13, 2011 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lions Gate Entertainment Corp. (Registrant)
Date: May 13, 2011
	By:	/s/ James Keegan
Name: James Keegan
Title: Chief Financial Officer